Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Zone Frontier, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. Each of the undersigned acknowledges that it is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: November 3, 2026

/s/ Chris Kostopoulos
Chris Kostopoulos

AOKCO FAMILY OFFICE INC.

By:	/s/ Chris Kostopoulos
Name:	Chris Kostopoulos
Title:	President and Director

AOKCO LTD.

By:	/s/ Chris Kostopoulos
Name:	Chris Kostopoulos
Title:	Secretary and Director